Positive Interim Phase IIa ALS Data with BrainStorm's NurOwn™ Presented at Joint Congress of European Neurology

Latest Results Reinforce Earlier Study Data

NEW YORK & PETACH TIKVAH, Israel – June 2, 2014 – BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI) today announced that interim results from the Company's Phase IIa ALS trial conducted at Hadassah Medical Center in Jerusalem, Israel were presented yesterday at the Joint Congress of European Neurology by Principal Investigator Professor Dimitrios Karussis. The positive safety and preliminary efficacy results observed in this study are consistent with results observed in the company's previous Phase I/II trial. Between these two studies, a total of 26 patients have been treated with NurOwn™, BrainStorm’s stem cell therapy candidate for ALS.

Prof. Karussis summarized the results from both phases of the ALS clinical trial, and presented an interim analysis of the data for the first 10 out of 14 patients in the current Phase IIa trial. Results from the last four patients will be analyzed following completion of their six month follow-up period. In all 26 patients who received NurOwn™ in the two trials, no treatment-related serious adverse events were observed. In the three month pre-treatment “run-in” period, 71% of the patients showed progression of disease with decline in neurological function. In contrast, in the three months post-transplantation with NurOwn™, 63% of the patients who received intrathecal (IT), or combined (IT) and intramuscular (IM) administration, showed stabilization or improvement in neurological function, as measured by their revised ALS functional rating score (ALSFRS-R). According to Prof. Karussis, these differences in the preliminary analysis were statistically significant at p=0.035, chi-square test.

Additionally, as Prof. Karussis mentioned in his presentation, in both phases of the trial, 63% of the patients treated with NurOwn™ via IT or combined IT and IM administration were defined as “responders” (slower progression of disability or improvement in their neurological function) at 3 months post-treatment, based on both their ALSFRS-R score and Forced Vital Capacity (FVC), an indication of respiratory function. The six patients treated with NurOwn™ in the earlier Phase I/II trial via IM administration only, primarily exhibited a localized positive effect. Similarly, in the same Phase I/II trial, the IT transplanted patients also showed indications of neurotrophic and regenerative effects, as evidenced by an increase in Compound Muscle Action Potential (CMAP) in the treated arm.

Prof. Karussis noted, “Administration of NurOwn was well tolerated both intramuscularly and intrathecally.  I am very encouraged by signs of disease stabilization and even improvement that we observed in a number of the treated subjects.  Analysis of the complete dataset will be invaluable in helping BrainStorm optimize the analysis of its Phase II study, which is about to launch in the United States.”

"We are very satisfied with the results observed so far in these two studies," commented Chaim Lebovits, BrainStorm's President. "The fact that some of the patients actually demonstrated clinical improvement surpassed our expectations of achieving stabilization or reduced rate of decline. We look forward to the completion of this trial and to building on these results in our double-blind, placebo controlled, multi-center study currently being launched in the USA."

About NurOwn™

NurOwn is an autologous, adult stem cell therapy technology that differentiates bone marrow-derived mesenchymal stem cells (MSC) into “MSC-NTF” cells. These neuron-supporting cells secrete elevated levels of neurotrophic, or nerve-growth, factors for PROTECTION of existing motor neurons, PROMOTION of motor neuron growth, and RE-ESTABLISHMENT of nerve-muscle interaction.  The ability to differentiate mesenchymal stem cells into MSC-NTF cells, and confirmation of their activity and potency before transplantation, makes NurOwn a first-of-its-kind approach for treating neurodegenerative diseases.  More information about NurOwn™ can be found at http://brainstorm-cell.com/index.php/science-a-technology/-nurown.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. For more information, visit the Company’s website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”,  and similar terms and phrases are intended to identify these forward-looking statements.  The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov.  These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements.  The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Contact
BrainStorm Cell Therapeutics Inc. (OTC.QB: BCLI)
Mr. Chaim Lebovits, President
Phone: +972-3-9236384
info@brainstorm-cell.com

US Investor Contact

LifeSci Advisors, LLC

Michael Rice

Phone: 646-597-6979

mrice@lifesciadvisors.com